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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Associated Estates Realty Corporation of our report dated March 5, 2004, except for Note 2, as to which the date is August 20, 2004, relating to the financial statements, which appears in the Associated Estates Realty Corporation's Current Report on Form 8-K dated May 10, 2004. We also consent to the incorporation by reference of our report dated March 5, 2004 relating to the financial statement schedules, which appears in the Associated Estates Realty Corporation's Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio
August 23, 2004